Exhibit 99.1

NRG Energy, Inc. Reports First Quarter 2012 Results and

Reaffirms 2012 Guidance

First Quarter Financial Highlights

•                  $300 million of adjusted EBITDA including $112 million delivered by NRG’s retail businesses

•                  $2,372 million of total liquidity, an increase of $302 million over 2011 year-end liquidity

2012 Guidance

•                  Reaffirming guidance for 2012; adjusted EBITDA of $1,825-$2,000 million and free cash flow before growth investments of $800-$1,000 million

Business and Operational Highlights

•                  South Texas Project (STP) unit 2 returned to service in time for the peak summer months

•                  1,100 MW of mothballed gas peakers returned to service (at minimal cost) in anticipation of summer peak

•                  Completed the sale of 49% of Agua Caliente solar facility to MidAmerican Energy Holdings Company at a premium to NRG’s invested and committed equity capital

•                  Achieved commercial operation of 110 MWs at Agua Caliente well ahead of schedule, making Agua the largest operating solar photovoltaic (PV) project in the United States

•                  Completed first draw of $138 million against the $1,200 million Department of Energy (DOE) loan to the California Valley Solar Ranch (CVSR) project

PRINCETON, NJ; May 3, 2012—NRG Energy, Inc. (NYSE: NRG) today reported first quarter 2012 adjusted EBITDA of $300 million with Retail contributing $112 million and Wholesale contributing $188 million. The Company reported a first quarter net loss of $206 million, or ($0.92) per diluted common share. The first quarter’s results compare to 2011’s first quarter net loss of $260 million, or ($1.06) per diluted common share.

The Company’s financial results were negatively affected by extraordinarily mild weather in all of NRG’s core markets during the first quarter, the STP unit 2 outage for the entire quarter and substantial coal-to-gas switching. However, the return to service of STP unit 2 on April 24th plus the return of 1,100 MW of previously mothballed gas units has the Company well-positioned for the summer months. Meanwhile, NRG’s new solar assets, Agua Caliente, Avenal and Roadrunner and recently acquired retail provider Energy Plus, all have begun to contribute to the Company’s financial performance.

“While the Company’s performance for the quarter was weighed down by exceptionally mild weather and lower commodity prices generally, we have laid a strong foundation during the quarter for the Company to benefit over the balance of the year from the strengthening of fundamentals in several of our core commodity and capacity markets,” commented David Crane, NRG’s President and Chief Executive Officer.

NRG has realigned its segment reporting into Conventional Power Generation, Retail Businesses, Alternative Energy and Corporate activities. NRG’s Conventional Power Generation segment includes operating results for the following geographic regions: Texas, Northeast, South Central, West and Other (which includes international businesses, thermal and chilled water business and maintenance services).

The Company’s Alternative Energy segment includes solar and wind assets, electric vehicle services and carbon capture businesses.

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/12	3/31/11
Retail	112	160
Texas	138	237
Northeast	5	8
South Central	26	26
West(1)	15	12
Other	18	17
Alternative Energy	1	(1)
Corporate(2) (3)	(15)	(4)
Adjusted EBITDA(4)	300	455

(1)	2012 excludes the CDWR legal settlement
(2)	2012 results exclude transaction fees; 2011 results exclude asset write-offs and impairment charges
(3)	Includes profit elimination on intercompany revenue
(4)	Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended
Segment	3/31/12	3/31/11
Retail	7	297
Texas	(74)	27
Northeast	(43)	(34)
South Central	(30)	12
West(1)	(14)	13
Other	8	8
Alternative Energy	(11)	(18)
Corporate(2)	(49)	(565)
Net Loss	(206)	(260)

(1)	2012 results include the CDWR legal settlements
(2)	2012 results include transaction fees and asset write-offs; 2011 results include the impairment charge on investment

Retail: Adjusted EBITDA for the first quarter of 2012 was $112 million; $48 million lower than in 2011. The first quarter of 2012 was negatively impacted by $25 million primarily due to lower volume resulting from mild winter weather in Texas as well as increased risk management activities. The remaining variance is the result of lower pricing on C&I acquisitions and renewals, consistent with competitive offers, higher operating expenses and an increase in our combined Retail marketing campaigns. The result of these efforts led to an 87,000 aggregate improvement in customer count at Reliant and Green Mountain (this is in addition to the 200,000 new customers which we acquired as a result of the Energy Plus acquisition).

Texas (Generation): Adjusted EBITDA for the first quarter of 2012 was $138 million; $99 million lower compared to the first quarter of 2011. Lower generation of 4.1 TWh, as both coal and nuclear generation declined by 36% and 51% respectively, contributed to a $73 million decline in gross margin. Contributing to the decline in coal generation were 52 additional planned outage work days as compared to the first quarter 2011. The decline in nuclear generation was the result of the unplanned outage at STP unit 2 that is now back on line. Meanwhile, operating expenses increased $23 million versus the first quarter of 2011 driven by the additional outage work at both Limestone and Parish as well as work to ready NRG’s gas fleet for the summer months.

Northeast: Adjusted EBITDA for the first quarter of 2012 was $5 million; down $3 million from 2011. Gross margin declined $11 million, driven by a decrease in capacity revenues due to lower pricing across the region, a 1.1 TWh decline in coal generation and a 16% decline in realized coal energy prices. Meanwhile, more favorable pricing on contracts and the addition of sales volume to Energy Plus, due to the continued retail expansion into the northeast markets, led to an increase in net contract margin. Partially offsetting the decline in gross margin were lower operating expenses of $6 million, primarily driven by cost-cutting measures and the sale of the retired Somerset facility.

South Central: Adjusted EBITDA for the first quarter of 2012 was $26 million; flat from 2011. Gross margin was lower by $1 million year-over-year as a 30% decline in coal generation combined with lower average realized prices of 6%. These results were partially offset by increased generation from NRG’s Cottonwood plant. Cottonwood generation jumped nearly 114% to 2.2 TWh due in large part to the lower gas price environment which resulted in substantially increased economic dispatch.

West: Adjusted EBITDA for the first quarter of 2012 was $15 million; up $3 million from 2011. Despite lower power prices, the Company saw a nearly 200% increase in generation versus the first quarter of 2011 as NRG’s Encina facility was dispatched extensively due to the outage at the San Onofre nuclear plant in southern California.

Alternative Energy: Gross margin was $20 million; up from $9 million in 2011. This reflects the addition of the 20 MW Roadrunner solar facility, which began operations in late 2011 and the first two blocks of the 290 MW Agua Caliente project that reached commercial operation during the quarter. Offsetting the improved margin were NRG’s continued development efforts related to eVgo, the Petra Nova carbon capture project and distributed solar expansion.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	3/31/12	12/31/11
Cash and Cash Equivalents	1,014	1,105
Funds deposited by counterparties	199	258
Restricted cash	217	292
Total Cash and Funds Deposited	1,430	1,655
Revolver Availability	1,141	673
Total Liquidity	2,571	2,328
Less: Funds deposited as collateral by hedge counterparties	(199)	(258)
Total Current Liquidity	2,372	2,070

Total liquidity as of March 31, 2012, was $2,372 million, an increase of $302 million from December 2011 liquidity driven largely by a $468 million increase in Revolver availability due in large part to the sell-down of the Agua Caliente project. The $75 million decrease in restricted cash is primarily due to reduced collateral requirements for the Company’s solar projects as NRG continues to contribute equity. The decrease in letter of credit (LC) postings resulted from the impact of the Aqua Caliente selldown that released $304 million of LC postings. Finally, cash and cash equivalents decreased by $91 million due to the following items:

•                  $96 million of adjusted cash outflows from operations;

•                  $60 million of cash paid for maintenance and environmental capital expenditures (net of financing of $9 million);

•                  $41 million for solar and conventional growth investments (net of debt and third party funding of $455 million); and

•                  $17 million of debt amortization payments;

Partially offsetting these cash outflows was a net inflow of $123 million from other investing and financing activities including proceeds from the sell down of the Agua Caliente project.

Growth Initiatives and Developments

NRG continued to advance its leadership position in sustainable energy including:

Solar

•                  Agua Caliente — On April 12th, the Company received permission from the U.S. DOE to accelerate the block completion schedule, permitting the Company to bring 245 MW on line during 2012, of which 110 MW have already achieved commercial operation well ahead of schedule. The DOE approval will result in a full commercial operation date of March 2014, three months earlier than originally planned. Power generated by Agua Caliente will be sold under a 25-year power purchase agreement (PPA) with Pacific Gas and Electric Co. (PG&E).

•                  CVSR — On March 9th, NRG completed its first draw of $138 million against the $1,200 million DOE loan. Operations are expected to commence in phases with the first phase beginning in the third quarter of 2012 and the remaining phases to be completed by the fourth quarter of 2013.  Power generated by CVSR will be sold to PG&E under a 25-year PPA.

•                  Alpine — Alpine is a 66 MW facility utilizing First Solar thin film solar modules in Lancaster, CA and is expected to reach commercial operation at the end of the third quarter of 2012. On March 16th, NRG closed on a $271 million credit agreement consisting of a $166 million construction/term loan, a $68 million cash grant loan and a $37 million LC facility. Output from the facility will be sold under a 20-year PPA with PG&E.

•                  Distributed Solar — NRG announced in February that it will install a solar power generating system at Lincoln Financial Field, home of the Philadelphia Eagles. The project is expected to be completed in the fourth quarter of 2012 and is supported by a long term PPA.

Outlook for 2012

Guidance Update

NRG is maintaining its EBITDA guidance range at $1,825-$2,000 million with Wholesale contributing $1,200-$1,300 million and Retail contributing $625-$700 million. The Company is also maintaining free cash flow before growth investments guidance of $800-$1,000 million. NRG’s reaffirmation of guidance continues to be based on normalized summer weather in the Company’s core markets.

Table 4: 2012 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	5/3/12	2/28/12
Adjusted EBITDA guidance	1,825 – 2,000	1,825 – 2,000
Interest payments	(605)	(650)
Income tax	(50)	(50)
Collateral/working capital/other changes	(103)	(50)
Adjusted cash flow from operations	1,050 – 1,250	1,050 – 1,250
Maintenance capital expenditures	(240)-(260)	(240)-(260)
Environmental capital expenditures, net	(5)-(15)	—
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	800 – 1,000	800 – 1,000

Note: Subtotals and totals are rounded

2012 Capital Allocation Plan

The Company intends to initiate an annual dividend later this year of $0.36 per share (to be paid in four quarterly installments), with the first payment expected in the third quarter of 2012. Our intention to initiate a regular quarterly dividend is driven by the strength and predictability of the Company’s contracted cash flow generated primarily by NRG’s growing platform of operating solar assets.

Earnings Conference Call

On May 3, 2012, NRG will host a conference call at 9:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our diverse power generating facilities can support over 20 million homes and our retail electricity providers—Reliant, Green Mountain Energy Company and Energy Plus—serve more than two million customers. More information is available at nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, our ability to maintain retail customers, and our ability to achieve the expected benefits and timing of development projects. Furthermore, any common stock dividend or share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, May 3, 2012 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Chad Plotkin
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox
713.537.2130

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2012	2011
Operating Revenues
Total operating revenues	$1,862	$1,995
Operating Costs and Expenses
Cost of operations	1,573	1,324
Depreciation and amortization	230	205
Selling, general and administrative	221	143
Development costs	8	9
Total operating costs and expenses	2,032	1,681
Operating (Loss)/Income	(170)	314
Other Income/(Expense)
Equity in earnings/(losses) of unconsolidated affiliates	8	(2)
Impairment charge on investment	(1)	(481)
Other income, net	2	5
Loss on debt extinguishment	—	(28)
Interest expense	(165)	(173)
Total other expense	(156)	(679)
Loss Before Income Taxes	(326)	(365)
Income tax benefit	(120)	(105)
Net Loss	(206)	(260)
Less: Net income attributable to noncontrolling interest	1	—
Net Loss Attributable to NRG Energy, Inc.	(207)	(260)
Dividends for preferred shares	2	2
Loss Available for Common Stockholders	$(209)	$(262)

Loss Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic and diluted	228	247
Net loss per weighted average common share — basic and diluted	$(0.92)	$(1.06)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended March 31,
	2012	2011
	(In millions)
Net Loss	$(206)	$(260)
Other comprehensive income/(loss), net of tax
Unrealized loss on derivatives, net of income tax benefit of $5 and $48	(9)	(82)
Foreign currency translation adjustments, net of income tax expense of $3 and $6	6	12
Defined benefit plans	—	1
Other comprehensive loss	(3)	(69)
Comprehensive loss	(209)	(329)
Less: Comprehensive income attributable to noncontrolling interest	1	—
Comprehensive loss attributable to NRG Energy, Inc.	(210)	(329)
Dividends for preferred shares	2	2
Comprehensive loss available for common stockholders	$(212)	$(331)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,014	$1,105
Funds deposited by counterparties	199	258
Restricted cash	217	292
Accounts receivable — trade, less allowance for doubtful accounts of $19 and $23	716	834
Inventory	392	308
Derivative instruments	5,150	4,216
Cash collateral paid in support of energy risk management activities	498	311
Prepayments and other current assets	272	273
Total current assets	8,458	7,597
Property, plant and equipment, net of accumulated depreciation of $4,768 and $4,570	14,376	13,621
Other Assets
Equity investments in affiliates	643	640
Note receivable — affiliate and capital leases, less current portion	370	342
Goodwill	1,886	1,886
Intangible assets, net of accumulated amortization of $1,476 and $1,452	1,340	1,419
Nuclear decommissioning trust fund	456	424
Derivative instruments	649	450
Other non-current assets	352	336
Total other assets	5,696	5,497
Total Assets	$28,530	$26,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$71	$87
Accounts payable	1,080	808
Derivative instruments	4,824	3,751
Deferred income taxes	92	127
Cash collateral received in support of energy risk management activities	199	258
Accrued expenses and other current liabilities	619	640
Total current liabilities	6,885	5,671
Other Liabilities
Long-term debt and capital leases	10,150	9,745
Nuclear decommissioning reserve	340	335
Nuclear decommissioning trust liability	279	254
Deferred income taxes	1,300	1,389
Derivative instruments	708	464
Out-of-market commodity contracts	176	183
Other non-current liabilities	810	756
Total non-current liabilities	13,763	13,126
Total Liabilities	20,648	18,797
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common stock	3	3
Additional paid-in capital	5,374	5,346
Retained earnings	3,777	3,987
Less treasury stock, at cost — 76,587,776 and 76,664,199 shares, respectively	(1,922)	(1,924)
Accumulated other comprehensive income	71	74
Noncontrolling interest	330	183
Total Stockholders’ Equity	7,633	7,669
Total Liabilities and Stockholders’ Equity	$28,530	$26,715

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2012	2011
	(In millions)
Cash Flows from Operating Activities
Net loss	$(206)	$(260)
Adjustments to reconcile net loss to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	—	9
Depreciation and amortization	230	205
Provision for bad debts	7	8
Amortization of nuclear fuel	6	11
Amortization of financing costs and debt discount/premiums	8	8
Amortization of intangibles and out-of-market commodity contracts	42	48
Changes in deferred income taxes and liability for uncertain tax benefits	(129)	(109)
Changes in nuclear decommissioning trust liability	8	10
Changes in derivative instruments	187	(130)
Changes in collateral deposits supporting energy risk management activities	(187)	176
Impairment charge on investment	—	481
Cash used by changes in other working capital	(42)	(241)
Net Cash (Used)/Provided by Operating Activities	(76)	216
Cash Flows from Investing Activities
Capital expenditures	(639)	(219)
Increase in restricted cash, net	(20)	(5)
Decrease in restricted cash to support equity requirements for U.S. DOE funded projects	95	—
(Increase)/decrease in notes receivable	(7)	12
Investments in nuclear decommissioning trust fund securities	(126)	(105)
Proceeds from sales of nuclear decommissioning trust fund securities	119	95
Proceeds from renewable energy grants	28	—
Other	7	(6)
Net Cash Used by Investing Activities	(543)	(228)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(2)	(2)
Payment for treasury stock	—	(130)
Net payments for settlement of acquired derivatives that include financing elements	(20)	(17)
Sale proceeds and other contributions from noncontrolling interests in subsidiaries	178	—
Proceeds from issuance of long-term debt	415	1,286
Payment of debt issuance and hedging costs	(10)	(8)
Payments for short and long-term debt	(34)	(1,361)
Net Cash Provided/(Used) by Financing Activities	527	(232)
Effect of exchange rate changes on cash and cash equivalents	1	4
Net Decrease in Cash and Cash Equivalents	(91)	(240)
Cash and Cash Equivalents at Beginning of Period	1,105	2,951
Cash and Cash Equivalents at End of Period	$1,014	$2,711

Appendix Table A-1: First Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	7	(74)	(43)	(30)	(14)	8	(11)	(49)	(206)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(1)	—	(1)
Income Tax	—	—	—	—	—	2	—	(122)	(120)
Interest Expense	1	—	4	5	—	4	6	145	165
Depreciation and Amortization Expense	41	114	32	23	2	4	11	3	230
ARO Accretion Expense	—	1	—	—	1	—	1	—	3
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	—
Amortization of Contracts	34	8	—	(4)	—	—	—	—	38
EBITDA	83	49	(7)	(6)	(11)	18	6	(23)	109
Transaction fee on asset sale	—	—	—	—	—	—	—	8	8
CDWR legal settlement	—	—	—	—	20	—	—	—	20
MtM losses/(gains)	29	89	12	32	6	—	(5)	—	163
Adjusted EBITDA	112	138	5	26	15	18	1	(15)	300

Appendix Table A-2: First Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	297	27	(34)	12	13	8	(18)	(565)	(260)
Plus:
Income Tax	(3)	—	—	—	—	2	—	(104)	(105)
Interest Expense	1	(15)	16	11	—	4	4	152	173
Depreciation and Amortization Expense	26	115	29	20	2	3	6	4	205
ARO Accretion Expense	—	1	—	—	1	—	—	—	2
Loss on Debt Extinguishment	—	—	—	—	—	—	—	28	28
Amortization of Contracts	48	14	—	(5)	—	—	—	—	57
EBITDA	369	142	11	38	16	17	(8)	(485)	100
Asset Write offs and Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	481	481
MtM losses/(gains)	(209)	95	(3)	(12)	(4)	—	7	—	(126)
Adjusted EBITDA	160	237	8	26	12	17	(1)	(4)	455

Appendix Table A-3: YTD First Quarter 2012 Free Cash Flow before Growth Investments Reconciliation

The following table summarizes the calculation of free cash flow before growth investments and adjusted cash flow from operating activities providing a reconciliation to net cash provided by operating activities

(dollars in millions)	Three months ended March 31, 2012
Net Cash Provided by Operating Activities	(76)
Less: Reclassifying of payment of Financing Element of Acquired Derivatives	(20)
Adjusted Cash Flow from Operating Activities	(96)
Maintenance Capital Expenditures	(48)
Environmental Capital Expenditures, net	(12)
Preferred Dividends	(2)
Free Cash Flow — Before Growth Investments	(158)

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.